EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT


                Name of Subsidiary                      State of Incorporation

1)  Communications & Systems Specialists, Inc.                   Delaware

2)  Nichols TXEN Corporation                                     Delaware

3)  NRC Technical Services Corporation                           Alabama

4)  Conway Computer Group                                        Alabama

5)  Advanced Marine Enterprises, Inc.                            Virginia

6)  Welkin Associates, Ltd.                                      Virginia

7)  Mnemonic Systems, Incorporated                               Virginia